EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Robert Spear

01-08-09/10:00 am CT

Confirmation # 4379294

HELEN OF TROY, LTD.

Moderator: Robert Spear

January 8, 2009

10:00 am CT

Operator:  Good morning and welcome ladies and gentlemen, to the Helen of Troy third quarter conference call for fiscal 2009.

At this time, I would like to inform you that all participants are in a listen-only mode.  At the request of the company, we will open the conference up for question-and-answer after the presentation.

Our speakers for today’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President; Thomas Benson, Senior Vice President and Chief Financial Officer; and Robert Spear, Senior Vice President and Chief Information Officer.

I will now turn the conference over to Mr. Robert Spear, please go ahead, sir.

Robert Spear:  Good morning everyone and welcome to Helen of Troy’s third quarter financial results conference call for fiscal ‘09.

The agenda for this morning’s conference call will be as follows.  We’ll have a brief forward-looking statement review, followed by Mr. Rubin, who will discuss the third quarter earnings release, and related results of operations for Helen of Troy.  Followed by a financial review of our income statement and balance sheet for the quarter, by Tom Benson, our Chief Financial Officer.  And finally, we’ll open up for question-and-answer session following that for those of you with any further questions.

First, the Safe Harbor statement.  This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance.  A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results.

Generally, the words, “anticipates,” “believes,” “expects” and other similar words identify forward-looking statements.  The company cautions listeners to not place undue reliance on forward-looking statements.  Forward-looking statements are subject to risks that could cause such statements to differ materially from actual results.  Factors that could cause actual results to differ from those anticipated are described in the company’s Form 10-K filed with the Securities and Exchange Commission for the year ending February 29, 2008.

Additionally, I would like to say that this conference call may also include information that may  be considered non-GAAP financial information.  These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the GAAP financial information disclosed by the company.  The company cautions listeners not to place undue reliance on forward-looking statements, or non-GAAP information.

Before I turn the conference call over to our Chairman, Mr. Rubin, I’d like to inform all interested parties that a copy of today’s earnings release has been posted on our Web site at www.hotus.com.  The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP based measures.  The release can be accessed by selecting the investor relations tab on our home page and then the news tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin:  Good morning everybody and welcome to our third quarter conference call.

Helen of Troy Limited today reported sales and net earnings for the quarter ended November 30, 2008.  Third quarter sales were $185,619,000 versus sales of $210 million in the same period of the prior year, a decline of 11.8%.

Sales for the 9-months ended November 30, 2008 were $484 million versus sales of $508 million for the previous year, a decline of 4.8%.  The decline in sales reflects the impact of the deteriorating global economic conditions on the retail consumer, a compressed and highly promotional holiday shopping season in the United States, and the strengthening of the U.S. dollar against other currencies in which we transact sales, which resulted in a comparatively less reported U.S. dollar sales.

Third quarter net earnings were $15,090,000 or 48 cents per fully diluted share compared to $22,842,000 or 73 cents per fully diluted share for the same period a year earlier.  Net earnings for the quarter were negatively impacted by foreign exchange losses that reduced year-over-year quarterly earnings by $5 million.  Net earnings were positively impacted by the settlement of our U.S. Internal Revenue Service tax audit for the fiscal year of 2005 which resulted in a benefit to tax expense of $461,000 for the quarter ended November 30, 2008.

For the quarter, sales at our housewares segment decreased 4.3% to $45,301,000 compared with $47,356,000 for the same period last year.  Housewares’ third quarter sales were impacted by the factors previously mentioned and the liquidation of Linens N Things during the quarter which resulted in a loss of sales to this customer.  In addition, we also believe that negatively impacted other competing retailers by diverting consumer purchases to Linens N Things’ deeply discounted merchandise.  Net sales in the housewares segment for the 9-months ended November 30, 2008 increased 9% to $130,907,000 compared with $120,136,000 for the same period last year.

Net sales in the personal care segment for the third quarter deceased 13.9% to $140,318,000 compared with $162,929,000 for the same period last year.  Net sales in the personal care segment for the 9-month period ended November 30, 2008 decreased 9% to $353,258,000 compared with $388,306,000 for the same period last year.

We believe that recent credit market instability, extraordinary stock market volatility, increases in the unemployment rates, and the uncertainty regarding the impact and extent of U.S. government intervention on behalf of the financial services and automotive sectors have fueled consumer uncertainty.  We believe these factors, along with the Linens N Things liquidation and the impact of foreign currency fluctuation have adversely affected sales in our consumer markets for both the quarter and year-to-date.

I would like to point out that, excluding the impact of the forward exchange losses and gains the bad debt expense, and insurance claims gains for the quarter and same period last year  the SG&A as a percentage of net sales for the fiscal quarter ended November 2008 decreased 2.3% to 26.1% compared to 28.4% for the same period last year.  Excluding the impact of these items for the 9-month period ended November 30, 2008 and 2007, SG&A as a percentage of net sales deceased 1.9% points to 29.3% compared to 31.2% for the same period last year, demonstrating the success of our cost saving initiatives implemented during the quarter and year-to-date.

As of November 30, 2008, Helen of Troy’s balance sheet remains strong with stock holder equity of $598 million an increase of $35.7 million or 6.3% from the comparable period last year.  Our November 30, 2008 book value per outstanding share is $19.86.  Our cash, temporary investment, trading securities, and long-term investment position as of November 30 was $108 million versus $87 million as of November 30, 2007.

On February 28, 2009, cash and long-term investments are estimated to be $150 million or approximately $5 per out standing share.  On February 28, 2010, assuming no acquisitions, cash and long-term investments should be approximately equal to short and long-term debts,  although our long-term debt doesn’t actually come due until the year 2011 and 2014.  In December 2008, we amended our $50 million revolving credit agreement which extended the maturity date from June 1, 2009 to December 15, 2013, and adjusted certain other terms.  Currently, we do not have any short-term debt.

During the third quarter, we repurchased 93,333 common shares of Helen of Troy Limited for $1.4 million or an aggregate purchase price of $14.78 per share.

We continue to review and adjust our business activities to address a rapidly evolving economic environment while managing liquidity and continuing to control expenses.  During this difficult period, we believe we are well positioned, financially, to continue to seek prudent opportunities to grow our business.  Our efforts will be to continue our focus on expense reductions, while striving to increase sales and gross margins with new product introductions scheduled for debut at the international houseware show in Chicago on March 22 of this year.

We expect the retail environment to continue to be challenging, as we continue to execute our strategic initiatives with renewed effort and dedication and implement our plans for the year ahead.  We believe our consumer brand leadership positions in our market segments will be the basis for our continued success and growth.

I’d just like to point out at this time that I wanted to mention that our December sales, which are not included in this report, were up over last year by high single digits.  This means that the retailers were ordering short the previous quarter and now need inventory.

I’d now like to turn over our conference call to Tom Benson, our CFO.

Tom Benson:  Thank you, Jerry and good morning everyone.  In the third quarter, we experienced a year-over-year sales decline of 11.8%.  Gross profit margins declined by 3.2 percentage points year-over-year.

Third quarter selling, general and administrative expense as a percentage of sales increased by 0.6 percentage points year-over-year primarily the result of appreciation of the United States dollar in relation to other currencies in which we transact sales, which had a $5.3 million negative impact on SG&A year-over-year.

We acquired the rights to the Ogilvie brand of home permanent and hair straightening products from Ascendia Brands for $4.77 million during the quarter.  We liquidated $24.2 million of auction rate securities at par during the quarter.  Subsequent to quarter end, we amended our $50 million revolving credit agreement, which extended the maturity date from June 1, 2009 to December 15, 2013 and adjusted certain other terms.

And finally, the company reached a settlement agreement with the IRS for fiscal 2005 resulting in adjustments to fiscal 2005 taxes of $490,000 and the reversal of $3.15 million of tax provisions.  Of the $3.15 million tax provisions $460,000 was credited to fiscal year 2009 tax expense and $2.69 million was credited to additional paid in capital.

Net sales for the third quarter of fiscal 2009 were $185.6 million compared to $210.3 million in the third quarter of fiscal 2008.  This is a decrease of $24.7 million or 11.8%.  The net sales decline reflected the impact of deteriorating global economic conditions on the retail environments in most of our markets,  a reduction in inventory levels maintained by key retail partners, a compressed and highly promotional holiday shopping season in the U.S., the strengthening of the U.S. dollar against other currencies in which we transact sales, which resulted in an increase to reported U.S. dollar sales of $6 million or 2.9% when compared to the same period last year, and the Linens N Things liquidation during the quarter, which resulted in a loss of houseware segment sales to this customer and we believe it negatively impacted our competing retailers by diverting consumer purchases to Linens’ deeply discounted merchandise.

Excluding the prior year impairment charges, and the gain on the sale of land, our third quarter operating income decreased by 34.8% in dollar terms year-over-year.  The operating income for the third quarter of fiscal 2009 was $20 million, which is 10.8% of sales, compared to $30.7 million or 14.6% of sales in the prior year quarter.  This represents a decrease of $10.7 million or a 34.8% decrease.  The decline in operating income reflects the impact of the decrease in sales and the fluctuations in foreign currencies, which negatively impacted gross profit margin and SG&A year-over-year.

The net earnings for the third quarter of fiscal 2009 were $15.1 million which is 8.1% of sales compared to $22.8 million or 10.9% of sales in the prior year quarter.  This is a decrease of $7.8 million or 33.9%.

Third quarter net earnings includes a tax benefit of $461,000 related to the settlement of the fiscal year 2005 IRS audit.  Net earnings in the same period last year includes the after tax effects of an impairment charge of $4.9 million and a gain on the sale of land of $2.2 million.

Diluted earnings per share for the third quarter of fiscal 2009 was 48 cents compared to 73 cents in the prior year quarter.  This is a 25-cent decrease or 34.2%.

Now, I will provide a more detailed review of our various components of our financial performance.  Our personal care segment includes the following product lines, appliances.  Products in this group include hair dryers, curling irons, thermal brushes, hair straighteners, massagers, spa products, foot baths, and electric clippers and trimmers.  Key brands in this category include Revlon, Vidal Sassoon, BED HEAD, TONI&GUY, Gold ‘N Hot, Sunbeam, Dr. Scholl’s, Hot Tools, Wigo and Health-o-Meter.

Grooming, skin care and hair products are included in the personal care segment.  Products in this line include liquid hair styling products, men’s fragrances, men’s deodorants, foot powder, body powder and skin care products.  Key brands include Brut, Sea Breeze, SkinMilk, Ammens, Vitalis, Condition 3-in-1, Final Net, Vitapointe and the newly acquired Ogilvie brand.

Brushes and accessories are also included in the personal care segment.  Key brands include Revlon, Vidal Sassoon, BED HEAD, DCNL, and Karina.

Personal care net sales for the third quarter of fiscal 2009 were $140.3 million compared to $163 million in the prior year quarter.  This represents a decrease of $22.7 million or 13.9%.  The principal factors contributing to the decrease in sales were product availability issues due to the closures of certain suppliers in the Far East, loss of placement on certain items with customers due to branded competition and moves to private label.

We have recently replaced the customer source private label item with our branded item.  The combined impacts of lower consumer demand, particularly at high price points, and increasingly conservative retail inventory management policies, a reduction in new product offerings and certain wellness appliance categories with a history of low profitability.

In Europe, geographic appliance sales growth outside of the U.S. was offset by the impact of weakening economic conditions in the U.K.  In Latin America, appliance volume was down due to the combined effects of a weakening local economy in Mexico and a continued impact of sales disruptions in the Brazilian market, due to a fire at the third party managed distribution facility.

And the impact of foreign currency weaknesses compared to the U.S. dollar resulted in comparatively less reported U.S. dollar sales because our foreign currency sales prices were not adjusted for currency fluctuations.

Our housewares segment consists of the OXO business.  OXO is a leader in providing innovative, consumer product tools in a variety of areas including kitchen, cleaning, barbecue, barware, garden, automotive, storage and organizations.  Brands that we sell include OXO Good Grips, OXO Steel, OXO SoftWorks and Candela.

The sales for the houseware segment in the third quarter of fiscal 2009 were $45.3 million compared to $47.4 million in the prior year quarter.  This is a decrease of $2.1 million or 4.3%.  Unit volume increases were more than offset by average unit price decreases due to shifts and product mix including significant declines in sales of higher price points, trash cans, and tea kettles.

Unit volume increases were due to new product and line extensions, particularly our Good Grips POP modular line of food storage containers, growth with existing accounts, and our continued expansion in the U.K. and Japan.  Although unit volume was up year-over-year, it was negatively impacted by the liquidation of Linens N Things.

Consolidated gross profit for the third quarter of fiscal 2009 was $73.5 million which is 35.6% of net sales compared to $90.1 million or 42.8% of net sales in the prior year quarter.  This is a decrease in dollar terms of $16.5 million which is a dollar term decrease of 18.3%.

Gross profit margin as a percentage of sales declined 3.2% year-over-year.  The decline in gross profit is due to a reduction in net sales caused by the fluctuation in foreign exchange rates, while our cost of sales were not significantly impacted because we purchased the majority of our inventory in U.S. dollars.

Higher trade promotional discount levels for the third quarter of fiscal 2009, when compared to the same fiscal quarter last year as a result of higher levels of promotional selling at retail.  And the impact of increased product costs sourced from the Far East, driven by the impact of the appreciation of the Chinese currency with respect to the U.S. dollar and higher raw material, labor and inbound transportation costs.

Selling, general and administrative expense for the third quarter of fiscal 2009 was $53.5 million or 28.8% of net sales compared to $59.4 million or 28.2% of net sales in the prior year quarter.  This is a decrease in dollar terms of 5.8% or 9.8 percentage – I’m sorry – $5.8 million or 9.8%.

SG&A includes bad debt expense, foreign exchange gains and losses, and insurance claim gains, that the company believes do not accurately reflect the underlying performance of its continuing operations for the quarter, and the fiscal year-to-date as described in the supplemental schedules to the press release.

Excluding the specified items for the third quarter in the comparable year, last year, SG&A was $48.4 million for the third quarter of fiscal 2009 or 26.1% of the net sales compared to $59.7 million or 28.4% of net sales in the prior year quarter.  This represents a decrease of $11.4 million which is a 19% decrease in dollar terms.  And a 2.3 percentage point drop in SG&A expense.

The decrease in selling, general, and administrative expense as a percentage of sales, excluding certain items, is due to lower advertising expenses primarily in our grooming, skincare, and hair care products category, lower incentive compensation costs, and lower other general and administrative expense as a result of our cost reduction initiatives.

Interest expense for the third quarter of fiscal 2009 was $3.4 million which is 1.8% of sales, compared to $3.6 million or 1.7% of sales in the prior year quarter.  This is a decrease of

$223,000.  The decrease in interest expenses is due to lower amounts of debt out standing in the third quarter of fiscal 2009, compared to the third quarter of fiscal 2008.

Income tax expense for the third quarter of fiscal 2009 was $2.1 million compared to $3.6 million in the third quarter of fiscal 2008.  Third quarter income tax was 12.2% of pre-tax earnings compared to 13.6% in the same quarter last year.  Third quarter tax expense was favorably impacted by the settlement of our U.S. Internal Revenue Service audit for fiscal year 2005, which resulted in a benefits tax expense of $461,000.  The effective tax rate for the prior year third quarter was impacted by pre-tax impairment charges of $5 million or $4.9 million after tax and a pre-tax gain on the sale of land of $3.6 million or $2.2 million after tax.

Excluding these items for this year’s tax expense for the third quarter was 14.9% of the pre tax earnings, compared to 8.4% in the same quarter last year.  The year-over-year increase in the effective tax rate after excluding significant items is due to shifts in the mix of taxable income earned between the various high tax rate and low tax rate jurisdictions in which we conduct our business,  and the impact of foreign currency translation gains and losses recorded for GAAP purposes that are not included in taxable income.

I will now discuss our financial position.  Our cash and temporary investment balance was $88 million at November 30, 2008, compared to $87.1 million at November 30, 2007.  And we had no borrowings on our $50 million revolving line of credit.

Our long-term investment balance was $30 million at November 30, 2008 compared to $0 at November 30, 2007.  Accounts receivable were $142.9 million at November 30, 2008 compared to $162.7 million, November 30, 2007.  Accounts receivable turnover improved to 74.6 days at November 30, 2008 from 76.2 days at November 30, 2007.

Inventories at November 30, 2008 were $171.7 million compared to $146.4 million at November 30, 2007.  Inventory turnover declined slightly to 2.3 times at November 30, 2008 compared to 2.4 times at November 30, 2007.  Current inventory levels are higher than normal due to lower sales in the third quarter of fiscal 2009.  It will take a few quarters to get back to normal levels due to our long sourcing lead time.  We expect inventory levels at February 28, 2009 to be lower than November 30, 2008.

Shareholders equity increased $35.7 million to $598.6 million at November 30, 2008, compared to $562.9 million at November 30, 2007.

I’ll now turn it over to Jerry for questions.

Gerald Rubin:  Operator, we’d like to open up the conference call.

Operator:  Thank you.  The question-and-answer session will begin now.  If you’re using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, please press star 1 on your touch-tone phone.  Should you wish to withdraw your question, please press the pound sign.  Your question will be taken in the order that it is received.  Once again, it is star 1, please.

And we’ll go to Doug Lane with Jeffries and Company.

Doug Lane:  Yes, hi.  Good morning, everybody.

Gerald Rubin:  Good morning, Doug.

Doug Lane:  Tom, can you give us an idea of the order of magnitude of December vis-à-vis the total February quarter?  Is it the biggest month, the smallest month?  Does it account for half the full quarter?  Just some sort of magnitude of December versus January and February?

Tom Benson:  They’re all about the same in the third quarter.  I mean the fourth quarter, I’m sorry.

Doug Lane:  OK.  That’s what I’m looking for, thanks.  Could you quantify what the negative foreign exchange impact was to the quarter sales in the November quarter?

Tom Benson:  Approximately $6 million.

Doug Lane:  OK.  And within the SG&A, those foreign currency adjustments are they non-cash?

Tom Benson:  Well, what they’re due to is revaluing our foreign source – our foreign currency assets and liabilities to U.S. dollars.  So I mean, the net results is – when the day is done, we’re going to have less U.S. dollars.

Doug Lane:  But it is a non-cash expense?  It’s just a true-up based on quarter end exchange rates, right?

Tom Benson:  Yes.  It’s based on quarter end exchange rates.  And it’s also based on the collection of payment at a rate different than it was originally put on the books during the quarter.

Doug Lane:  OK.  I understand.  With obviously a difficult environment out there, but Jerry, can you give us an update on the core business, the appliance business?  Do you think you’re losing any market share, you’re gaining market share?  How does that look - you know the competitive environment?

Gerald Rubin:  Yes you know I don’t think we’ve lost or gained any market share.  I think it’s just that it’s slowing up at the retail level.  One thing that I was looking at that had, our housewares segment, which is OXO, had Linens N Things stayed in business and bought what they bought the year before, our sales on the housewares segment would have been up 6%.  So you know Linens N Things being a big customer of ours did impact us during that quarter, and that’s why we had down sales.  But again, had Linens N Things been in business based on what they were buying before they closed up, our sales would have been up in the housewares segment.  So that’s what was the biggest impact there.

On the appliance end, Linens N Things was not a big customer of ours in appliances.  So we weren’t affected there.

Doug Lane:  Do you think the impact from Linens is behind us?  And would we – I mean it’s still early, but would we look for OXO to be up maybe you know in going forward now that we’ve cleared the Linens bankruptcy?

Gerald Rubin:  You know we’re hopeful of that.  Someone has to be pick up the business that Linens N Things had and of course we sell to thousands of different stores around the country and the major retailers.  So hopefully they’ll pick up the business from Linens N Things but you know time will tell how their sales are.  Will the customer that used to go to Linens N Things now shop at a competitive place and purchase OXO?

Doug Lane:  Well, Linens clearance sales pretty much done?  I’m just not up to date on that?

Tom Benson:  I believe they finished their liquidation sales prior to year end, at least, we here in El Paso- they closed down prior to year end.

Doug Lane:  OK.  Thank you.

Operator:  And next, we’ll hear from Gary Giblen with Goldsmith and Harris.

Gary Giblen:  Hi, good morning everybody.

Gerald Rubin:  Good morning, Gary.

Gary Giblen:  Is there – you know you mentioned tight inventory controls in the prepared remarks, but at the same time December sales have picked up.  So is there some ongoing destocking or inventory reduction?  Or is that over now?

Gerald Rubin:  As I mentioned, I think it’s just that the retailers bought conservatively thinking that they were going to have a poor Christmas.  And I think they were just too low on inventory.  Even though they might have sold less than the year before, they were really short on inventory.  And that’s why I think our December sales were good because the retailers needed inventory.

Gary Giblen:  OK.

Gerald Rubin:  We’re very happy about that.

Gary Giblen:  Yes.  And are you seeing much less inflation on materials?  And are you able to make a positive you know look into ‘09 and see some real benefits there?  Or do you have to pass that through to retailers pretty much as you capture it from suppliers?

Gerald Rubin:  Yes, most of our sourcing comes from Asia.  And we believe that after Chinese New Year, which is January and factories reopen up some time in February or so, we believe that we’ll be getting better prices and that’s you know – but besides the better pricing the transportation costs are going down because fuel is less.  Plastic is less.  But the factories have to work through the inventories that they have.  So we believe over the next few months that our cost of goods that we source in Asia, we’ll be going down.

Gary Giblen:  OK.  And but I mean do you envision an environment where because the consumer is price sensitive and the retailers are aggressive that you would have to pass on any reduced cost of goods rather quickly to the retailers?  Or do you think you can …

Gerald Rubin:  No, I don’t see that right now.

Tom Benson:  This is Tom Benson.  I think as prices went up we weren’t able to pass all of our price increases on to the retailers.  So as you can see our margins are down some due to the higher prices.  And when they go down it takes an extended period of time before we really benefit from that also.  I mean we have a long lead time on our purchasing so we are able to get some lower prices in the next few months.  Before that really impacts our inventory it’s going to take a number of quarters.

Gary Giblen:  OK.  And then finally, can you update us on the private label?  I mean it’s sort of got more of a factor before, but recently but not too great a factor.  You know and then you had mentioned a retailer that had gone the private label route and then retreated from that after a bad experience.  So how is that shaking out now given the ever weakening economy?

Gerald Rubin:  Yes you know several retailers always want to try their brand of merchandise because they think it’s more profitable for them.  But little by little they do come back and like branded merchandise, because they do get new product.  They get our innovations.  And so you know we’re seeing a trend that’s not increasing in non-branded merchandise.  And we’re seeing in several retailers that are coming back to branded merchandise, because that’s what customers are buying.  So that’s not a negative any more.  As a matter of fact, hopefully, it will be a positive over the next year where we pick up some of that private label business.

Gary Giblen:  OK.  Great.  Good luck in the current quarter.

Gerald Rubin:  Thank you.

Operator:  Next, we’ll hear from Rommel Dionisio, Wedbush Morgan.

Rommel Dionisio:  Yes, thank you.  Jerry, when you talked about the December pick up in sales as retail ((inaudible)) is that fleshing out more on the personal care side or the housewares side or relatively evenly?

Gerald Rubin:  Actually, we saw it in both the personal care and the housewares side both.

Rommel Dionisio:  OK.  Both and just a follow up question, on the – Tom, when you reference freight, could you just give us a sense of perspective of the magnitude there.  I don’t know if you specifically break this out but if you can, can you break out what percentage of – as a percent of sales what freight is and how much of a delta we can expect in subsequent quarters going forward as freight rates come down.

Gerald J. Rubin:  Well, freight, depending on the product is somewhere around, on cost of goods, somewhere around 5 to 10%.  And we’re looking for reductions anywhere from 10% to 20% in freight rates reduction.

Rommel Dionisio:  OK.  And Jerry, I’m sorry, was that 5 to 10% of sales, or 5 to 10% of cost of goods.

Gerald J. Rubin:  Five to 10% of cost of goods.

Rommel Dionisio:  OK.  Perfect, that’s really helpful.  Thanks guys.

Gerald J. Rubin:  OK.  Thanks.

Operator:  Once again, it is star 1, please if you have a question.  Steve Friedman from Wachovia Securities.

Steve Friedman:  Good morning, everyone.

Gerald Rubin:  Hi, Steve.

Steve Friedman:  Good morning.  Could you – I understand in the fourth quarter – well I understand the foreign exchange losses that would result with the strengthening dollar – excuse me – in less total sales in American dollars.  But could you expand a bit on how the foreign exchange losses impacted $5 million on the fourth quarter?  Wouldn’t your cost of goods been favorably impacted in some cases?  Maybe I’m just confused on it, you can clear it up?

Gerald Rubin:  I’m going to turn it over to Tom but you know our purchasing is done in U.S. dollars.  It’s just that our sales and accounts receivables in all of the countries of the world that we sell in are based on their currency.  And so Tom will explain that.  As that changes, where you know, for example, the peso was 10 to 1 now it’s 13-1/2 to 1.  In England, the pound was worth $2 now it’s worth $1.50.  The euro same thing was $1.50, $1.60, now it’s in the $1.20 so that’s why it’s had a big impact, but I’ll turn that over to Tom.

Tom Benson:  Yes, I’ll just give you one example.  I mean you might start the quarter on a pound and you have a pound sale so you reflect that sale as a $2 of U.S. dollars.  If you collect that pound sale during the quarter and the value at that pound is $1.60, the 40 cents difference, that loss goes to SG&A because it’s a collection of a receivable at a different value.

For the receivables that you don’t collect, you have to restate them at the quarter end value and our quarter end value was about $1.50 on the pound.  It had a dramatic change during the quarter between August and November.  So we had to restate our monetary assets and liabilities.  And as a result of restating those, we had a write down of value in those things, and that cost goes to SG&A.

Steve Friedman:  All right.

Tom Benson:  And as Jerry said, I mean the vast majority of our cost to goods sold are priced in U.S. dollars.  So we don’t get any change in our cost of goods sold when the currencies change.

Steve Friedman:  So with the strengthening dollar and increasing international sales that would impact you on a weakening dollar and strengthening the international sales it would help you, but would I be correct in that?

Tom Benson:  Yes, sir.

Steve Friedman:  All right.  Going to the balance sheet, and the strong cash position and the fact that you purchased 93,000 shares at $14.78, the current value of the stock $13.59, would you be inclined to be looking at your own stock rather than other acquisitions going forward?

Gerald Rubin:  Yes, as I mentioned on all of the conference calls.  Yes, we’re certainly interested in the Helen of Troy stock at this price.  We believe that it’s low.  You know our market cap is certainly below $400 million.  It’s been over a year ago or so, it was over $1 billion.  So it’s way down in market cap.  You know we believe that the OXO division that we own is worth more than the market cap of Helen of Troy.  So yes, definitely the stock looks very, very good to us to purchase.

But also we’re looking at acquisitions.  We still haven’t given up on acquisitions.  We’re looking into a lot of different companies and we’ll see what goes with that.

Steve Friedman:  Wouldn’t there be a significant amount of opportunities in the economic environment we’re looking at right now?

Gerald Rubin:  And the answer is yes but you know making the deal and wanting the company are two different things.  But the answer is yes, we have more opportunities than we’ve had lately.

Steve Friedman:  Thank you very much, Jerry.

Gerald Rubin:  OK.  Thanks.

Operator:  And as a final reminder, it is star 1 please.  And gentlemen, there are no further questions at this time.  We’ll turn the conference back over to Gerald Rubin to conclude.

Gerald Rubin:  Well, I want to thank everybody for participating in our third quarter conference call.  Our next conference call will be our fourth quarter and year end which will be, I believe, in May.  So thank you all for participating and looking forward to a good quarter.  Thank you, again.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call you may do so by dialing 888-203-1112 with replay pass code 4379294.

This concludes our conference for today.  Thank you for participating and have a nice day.  All parties may disconnect at this time.

END